EXHIBIT 10(ce)

NATIONAL WESTERN LIFE INSURANCE COMPANY
GRANDFATHERED
NON-QUALIFIED DEFERRED COMPENSATION PLAN

As Amended and Restated Effective as of
December 31, 2004

NATIONAL WESTERN LIFE INSURANCE COMPANY
GRANDFATHERED NON-QUALIFIED DEFERRED COMPENSATION PLAN

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ARTICLE VI – Miscellaneous	13
6.1 Administration of the Plan	13
6.2 Amendment of the Plan	13
6.3 Termination of the Plan	13
6.4 Notices to Participants	13
6.5 Non-Alienation	13

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ARTICLE I

PURPOSE, DEFINITIONS AND CONSTRUCTION

1.1           Purpose of the Plan

This Plan is established by the Employer to permit certain select management employees, who are defined below, to defer the payment of a percentage of their Compensation, and in addition thereto, to provide for certain Employer contributions to augment such employees' retirement income.  This Plan is not intended to, and does not, qualify under sections 401(a) and 501(a) of the Internal Revenue Code, and is designed to be exempt from the requirements of the Employee Retirement Income Security Act.

The Plan is amended and restated as set forth herein effective as of the Freeze Date solely for the purpose of incorporating prior amendments (all of which were effective prior to January 1, 2005) and documenting the freezing of all benefits effective as of the Freeze Date.  Nothing in this amended and restated Plan is intended to constitute or shall be construed as constituting a material modification of the Plan.  Because the Plan has not been materially modified after October 3, 2004 and does not provide for any benefits not earned and vested as of December 31, 2004, the Plan is intended to be exempt from the requirements of Code section 409A.

1.2           Definitions

The following terms, when found in the Plan, shall have the meanings set forth below:

(a)           Account Balance:  At any time, the total of all amounts credited under the terms of the Plan to a Participant, the rights to which are determined under the Plan.

(b)           Beneficiary:  The person(s) and/or the trust(s) created for the benefit of a person or persons who are the natural object of the Participant's bounty, or the Participant's estate, whichever is designated by the Participant to receive the benefits payable hereunder upon his death.

(c)           Code:  The Internal Revenue Code of 1986, as it may be amended from time to time, including any successor.

(d)           Committee:  The individuals appointed by the Board of Directors of the Employer, and known as the Pension Committee, to manage and direct the operation and administration of the Plan.

(e)           Compensation:  Compensation shall be the total cash remuneration paid by the Employer during each Plan Year, as reported on Form W-2 or its subsequent equivalent.  Notwithstanding the foregoing, “Compensation” shall include director’s fees; amounts deferred under Code sections 125, 132(f)(4), or 401(k); and nonqualified elective deferrals, and “Compensation” shall exclude reimbursements or other expense allowances, moving expenses, welfare benefits, imputed value of insurance, stock option income, commissions, bonuses, and any other extraordinary remuneration.  Compensation hereunder shall not be subject to any limitations applicable to tax-qualified plans, such as pursuant to Code sections 401(a)(17) or 415.

(f)            Disability:  A physical or mental condition of a Participant resulting from bodily injury, disease or mental disorder which renders him incapable of continuing any gainful occupation.  The determination of Disability shall be made either as a result of the Participant qualifying for a pension under the federal Social Security Act, or based upon such evidence as is determined to be applicable by the Employer in its sole discretion.

(g)           Eligible Employee:  A person employed by the Employer in the position of Senior Vice President or above, or a person who has been designated by the President of the Employer, by name, position, or in any other manner, as being in the class of persons who are eligible to participate in the Plan.  Such latter designation shall be made in writing by the President of the Employer.  However, no person who is an employee of the Employer shall be selected as an Eligible Employee except a member of the select group of management or highly compensated employees of the Employer, as such term is defined under section 201 of the Employee Retirement Income Security Act of 1974, and regulations and rulings promulgated thereunder by the Department of Labor.

(h)           Employer:  National Western Life Insurance Company, a corporation organized and existing under the laws of the State of Texas, and any successor or successors.

(i)            Freeze Date:  December 31, 2004.

(j)            Hours of Service:  An Hour of Service is each hour for which the Participant is paid by virtue of his employment with the Employer, including hours paid but not worked, and including hours completed prior to the date he actually becomes a Participant hereunder.

(k)           Initial Participation Period:  The time period beginning when the Eligible Employee first completes an Hour of Service until the first January 1, April 1, July 1 or October 1 which is coincident with or next follows the earlier of (i) six (6) months after the date the Employee first completes and Hour of Service for the Employer, provided the Employee completes five hundred (500) Hours of Service during such six (6) month period or (ii) the date he completes one (1) Year of Service.

(l)            Normal Retirement Age:  The date on which a Participant attains age sixty-five (65).

(m)          Normal Retirement Date:  The first day of the month coincident with or next following a Participant's Normal Retirement Age.

(n)           Original Effective Date:  April 1, 1995.

(o)           Participant:  An Eligible Employee who has met the requirements of Section 2.1 hereof, and whose participation has not been terminated.

(p)           Plan:  The National Western Life Insurance Company Grandfathered Non-Qualified Deferred Compensation Plan, as set forth herein, and as it may be amended from time to time.

(q)           Plan Quarter:  The three month period beginning on January 1, April 1, July 1 or October 1 and ending on March 31, June 30, September 30 or December 31.

(r)            Plan Year:  The twelve month period beginning on January 1 and ending on December 31 each year.

(s)           Valuation Date:  The date as of which the Plan is valued and gains or losses allocated, which shall be March 31, June 30, September 30 and December 31 of each Plan Year.  However, the Committee may use more frequent Valuation Dates if it so desires.

(t)            Years of Service:  The period of an Eligible Employee's employment considered in the calculation of the vested amount of his benefits.  An Eligible Employee's service shall be determined in twelve (12) month periods, based on Plan Years, including the Plan Year within which falls his date of hire.  During such twelve (12) month periods, a Year of Service will be granted if the Eligible Employee completes at least one thousand (1,000) Hours of Service.

1.3           Construction

The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary.  The words "hereof', "herein", "hereunder" and other similar compounds of the word "here" shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section.  Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.

1.4           Cessation of Benefit Accruals and Vesting Service

Notwithstanding any other provision of the Plan to the contrary, no individual (including individuals who ceased to be Employees prior to the Freeze Date) shall become a Participant, be credited with additional Years of Service for vesting purposes, or accrue any additional benefits under the Plan after the Freeze Date, other than earnings credited pursuant to Section 4.3.  Therefore, no individual shall be credited with additional Service after the Freeze Date, and remuneration paid after the Freeze Date shall not be taken into account under the Plan for contribution purposes.  The provisions of this Section are intended to comply with an exemption from the requirements of Code section 409A and shall be construed in accordance therewith.  The provisions of this paragraph shall not be considered a “material modification” of the Plan, but shall instead be considered a cessation of future deferrals in accordance with Treasury regulation section 1.409A-6(a)(4)(iii).

ARTICLE II

ELIGIBILITY

2.1           Initial Eligibility Requirements

An Eligible Employee may elect to become a Participant hereunder on the date the Eligible Employee first completes an Hour of Service for the Employer.  An election to become a Participant shall be made no later than 30 days after the date the Eligible Employee first completes an Hour of Service for the Employer.

2.2           Eligibility Requirements for Subsequent Plan Years

An Eligible Employee who does not become a Participant when first eligible under the provisions of Section 2.1 may elect to become a Participant hereunder as of the first day of any subsequent Plan Year by executing an enrollment form at least 30 days prior to the beginning of such Plan Year.

2.3           Loss of Eligible Employee Status

In the event of the demotion of a participating Eligible Employee, such that the employee is no longer an Eligible Employee within the meaning of Section 1.2(g) herein, no further contributions by that employee shall be allowed under the Plan.  The provisions of Article V, Determination of Payment of Account, shall continue to govern the employee's account.

2.4           Termination of Participation in Connection with the Amercian Jobs Creation Act of 2004

The Chairman of the Employer as of December 31, 2004 shall cease to participate in the Plan effective as of such date.  Contributions and other amounts allocated to the Account of such Participant after December 31, 2004 shall be forfeited and used to reduce the Employer contributions specified under Sections 3.2, 3.3, and 3.4 hereof and any excess shall then be returned to the Employer.  The provisions of this Section are intended to comply with the requirements of Code section 409A and shall be construed in accordance therewith.  The provisions of this Section shall not be considered a “material modification” of the Plan, but shall instead be considered a cessation of future deferrals in accordance with Q&A-18(c) of Internal Revenue Service Notice 2005-1.

ARTICLE III

CONTRIBUTIONS TO THE PLAN

3.1           Participant Contributions

Each Employee who becomes a Participant in accordance with Article II hereof may elect to make contributions to the Plan on a pre-tax basis in increments of onequarter percent (1/4% or 0.25%) of his Compensation, from one-quarter percent (1/4% or 0.25%) to fifty percent (50%).

Each Participant's pre-tax salary deferral agreement shall be made in writing on such forms as the Committee shall prescribe, and shall be effective on a Plan Year basis, or until changed in accordance with subsequent provisions of this Section 3.1.  A Participant's election hereunder may be completely discontinued at any time, and may be changed on any periodic basis defined and approved by the Committee, or as of any Valuation Date, provided that notice of such change is received at least thirty (30) days prior to such Valuation Date for Compensation to be earned for services rendered following such date, or within such time frame as is approved by the Cominittee. If, as of any Valuation Date, or as of the last day of any time period defined and approved by the Committee in accordance with the provisions of this Section 3.1, a Participant does not submit a new election, his previous election shall be deemed to continue.

3.2           Employer Mandatory Matching Contributions

The Employer shall make an Employer mandatory matching contribution each Plan Quarter equal to fifty percent (50%) of the Participant's contributions made under Section 3.1 of this Plan, limited to no more than two percent (2%) of the Participant's Compensation for the quarter, that exceeds, on a year to date basis, the applicable limitation under Code section 401(a)(17)(A), as adjusted in accordance with Code section 401(a)(17)(B).

However, during any Participant's Initial Participation Period, the Employer shall make an Employer mandatory matching contribution each Plan Quarter equal to fifty percent (50%) of the Participant's contributions made under Section 3.1 of this Plan, limited to no more than two percent (2%) of the Participant's Compensation for the quarter.

3.3           Employer Discretionary Matching Contributions

The Employer may make an additional matching contribution each Plan Quarter, to be known as an Employer discretionary matching contribution, equal to fifty percent (50%) of the Participant's contributions made under Section 3.1 of this Plan, limited to no more than two percent (2%) of the Participant's Compensation for the quarter.

The determination as to whether an Employer discretionary matching contribution shall be made is in the sole discretion of the President of the Employer, determined on a quarterly basis.

3.4           Employer Mandatory Non-Matching Contributions

The Employer shall make an Employer mandatory non-matching contribution each Plan Quarter equal to two percent (2%) of the Participant's Compensation for the quarter that exceeds, on a year to date basis, the applicable limitation under Code section 401(a)(17)(A), as adjusted in accordance with Code section 401(a)(17)(B).

However, during any Participant's Initial Participation Period, the Employer shall make an Employer mandatory non-matching contribution each Plan Quarter equal to two percent (2%) of the Participant's Compensation for the quarter.

3.5           Employer Additional Discretionary Contributions

The Employer may make an additional discretionary contribution each Plan Quarter.  The determination as to which Participant(s) receives the contribution, the amount of the contribution and the timing of the contribution is in the sole discretion of the President of the Employer, determined on a quarterly basis.

3.6           Establishment of Account

Each Participant herein shall have maintained in his name an Account, to which shall be credited his salary reduction contributions, as well as his allocable share of Employer contributions made under the terms of this Article.  A Participant's Account shall reflect his share of such contributions, including his allocable share of any gains and losses pursuant to Section 4.3 hereof.

ARTICLE IV

ALLOCATION AND INVESTMENT

4.1           Allocation

Contributions made pursuant to Section 3.1 hereof shall be allocated to the Account of the Participant from whose Compensation such amounts were reduced, as soon as practicable following the date of actual salary reduction.

Any contribution made pursuant to Section 3.2, 3.3, and 3.4 hereof shall be allocated to each participant who is in the active employ of the Employer as of the last day of the Plan Quarter for which such contribution was made, unless that Participants termination of employment is as a result of his death, Disability, attainment of Normal Retirement Age, or such other cause as shall be deemed as acceptable by the Board of Directors of the Employer.

4.2           Establishment of Trust

The Employer may establish a trust fund with regard to the Accounts hereunder, designed to be an irrevocable grantor trust under Code section 671.  However, if the assets of such trust are not available or are insufficient to pay such benefits or if no such trust is established or funded, then benefits hereunder shall be paid from the general assets of the Employer.  The rights of each Participant and any Beneficiary hereunder shall be solely those of an unsecured general creditor of the Employer.

4.3           Allocation of Investment Earnings

Investment earnings shall be credited as of the last day of each calendar quarter, based on the actual investment results for such quarter.  The earnings to be allocated will be allocated to each Participant's Account in the proportion that the Participant's Account balance at the beginning of the quarter, less any withdrawals during the quarter, plus one-half (1/2) of any additions made to the Account during the quarter, bears to the total of all such Accounts.

If more than one investment fund is maintained, each Participant shall provide an election as to the investment of his Accounts.  Each Participant's investment election shall be made in writing, on such forms as the Committee shall prescribe, and shall remain effective hereunder until changed.  A Participant's election hereunder may be changed as of any Valuation Date, provided that notice of such change is received at least thirty (30) days prior to such Valuation Date, or within such time frame as is approved by the Committee.

ARTICLE V

DETERMINATION OF PAYMENT OF ACCOUNT

5.1           Vesting of Account

The Participant's Account derived from contributions made under Section 3.1 hereof shall be one hundred percent (100%) vested and non-forfeitable at all times.

As to a Participant who is at the level of Executive Vice President or above, his total Account shall be one hundred percent (100%) vested and non-forfeitable at all times.

As to all other Participants, and as to the amount of such a Participant's Account other than that derived from contributions made pursuant to Section 3.1 hereof, such Account shall become one hundred percent (100%) vested and non-forfeitable in accordance with the following:

(a)           Upon the retirement of a Participant at or after his Normal Retirement Date.

(b)           Upon a determination of Disability in accordance with Section 1.2(f) hereof.

(c)           Upon the death of a Participant.

Prior to the occurrence of any of the foregoing, such a Participant shall become vested in his Account in accordance with the following schedule:

Years of Service
With the Employer	Vested Percentage
Less than 3	0%
3	20%
4	40%
5	60%
6	80%
7 or more	100%

5.2           Determination of Account

As of the date of a Participant's termination of employment with the Employer (including termination due to any of the events specified under Section 5.1 hereof), his vested Account balance shall be determined in accordance with the provisions of Section 5.1 above.  Thereafter, as of the last day of the Plan Quarter coincident with or next following his termination of employment, the nonvested portion of his Account shall be forfeited.  Such forfeited amount shall be used to first reduce the Employer contributions specified under Sections 3.2, 3.3, and 3.4 hereof and any remaining amounts shall be reallocated among all Participants eligible to receive Employer contributions as of such date under Section 4.1 hereof, in the proportion that such Participant’s Compensation for the Plan Quarter bears to the Compensation for the Plan Quarter of all Participants eligible for such contribution.

5.3           Timing of Payment

A Participant, or in the case of a benefit due to the death of a Participant, his Beneficiary, shall be entitled to payment of his vested Account Balance immediately following the termination of his employment status with the Employer, and payment shall be made according to the following paragraphs of this Section 5.3.

If the Participant has chosen payment under the lump sum option of Section 5.4, or if the Participant has chosen the installment payment option under Section 5.4 and has not yet begun to receive installment payments, payment shall be made as soon as administratively feasible following the termination of his employment status, based on the Participant's Account Balance as of the last day of the calendar quarter next preceding the date of distribution. However, if the employer determines that such payment would not be in the best interest of remaining participants due to fluctuations in the value of the trust no distribution shall be made until a subsequent value of the trust is determined as of the last day of the calendar quarter in which the event requiring distribution occurs.

In the event of the death of a Participant who has begun to receive annual payments under the installment payment option, such death occurring before all of the installments are paid, the Account Balance shall be paid to the Participant's beneficiary or estate within twelve (12) months of the date of the Participant's death.

A Participant who is the Chairman of the Employer may elect to receive payment of his Vested Account balance on or after his Normal Retirement Date even if such Participant has not retired from active service with the Employer.  Payment shall be made in accordance with the foregoing provisions of this Section.  Once such an election is made by such Participant, contributions allocable to such Participant (as adjusted for earnings and losses) after the date the Participant receives a lump sum distribution or the final installment of an installment distribution (as applicable), shall be paid to the Participant in a single lump sum as soon as practicable after the end of the Plan Year to which such contributions relate.

5.4           Form of Payment

A Participant may elect to receive the Participant’s benefit in the form of a single lump sum payment.  Alternatively, a Participant may elect to receive the Participant’s benefit in the form of annual installments.  In either case, for such election to be effective, such election must be made at least thirteen (13) months prior to the date the Participant first becomes entitled to receive the Participant’s benefit hereunder.  If a Participant does not choose a method of payment, or fails to elect the payment option prior to the beginning of the thirteen (13)-month period described above, payment shall be made on an annual installment basis over an installment period of five (5) years.

Under the annual installment payment option, the installment payment period shall not exceed ten (10) years.  Each annual installment payment shall equal the Participant’s Account Balance divided by the number of annual installment payments remaining to be paid in the annual installment payment period chosen by the Participant (or the default installment period, if applicable).

Except as provided in Section 5.3, a Beneficiary entitled to payment shall receive his or her benefit in the form of a single lump sum payment.

5.5           Hardship Withdrawals

In the event of a Participant's “unforeseeable emergency,” the Participant may submit a written request to the Administrative Committee for an early withdrawal from the Participant's Account Balance (herein called a “Hardship Withdrawal”).

The Administrative Committee may, in its sole discretion, grant a Hardship Withdrawal, if the Administrative Committee determines that the Participant has an unforeseeable emergency as hereinafter defined.  The amount of the Hardship Withdrawal shall not exceed an amount reasonably needed for the unforeseeable emergency and shall not exceed the vested balance of the Participant's Accounts on the date of such Hardship Withdrawal. An unforeseeable emergency is defined as a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152(a) of the Code), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The  circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case.

5.6           Early Withdrawals

Notwithstanding the aforementioned, the Participant may elect to receive a lump sum distribution of all or a portion of the Participant's Account Balance by submitting a written request to the Administrative Committee.  Such distribution, however, will be subject to a ten percent (10%) early withdrawal penalty. The withdrawal penalty is ten percent (10%) of the amount of the lump sum distribution and will reduce such distribution.

The ten percent (10%) withdrawal penalty will be used by the Employer to offset any required Employer contribution under this Plan.

ARTICLE VI

MISCELLANEOUS

6.1           Administration of the Plan

The Plan shall be administered by the Committee.  The books and records of the Plan shall be maintained by the Employer at its expense, and no member of the Board of Directors of the Employer, or any employee of the Employer acting on its behalf, shall be liable to any person for any action taken or omitted in connection with the administration of the Plan, unless attributable to his own fraud or willful misconduct.

6.2           Amendment of the Plan

The Plan may be amended, in whole or in part, from time-to-time, by the Board of Directors of the Employer, without the consent of any other party.

6.3           Termination of the Plan

The Plan may be terminated, at any time, by action of the Board of Directors, without the consent of any other party.  The termination of this Plan shall not result in the granting of any additional rights to any Participant, such as, to the extent not funded, full vesting of his Account, except as already provided under the terms of Section 5.1 hereof.

6.4           Notices to Participants

From time-to-time, the Employer shall provide a Participant with an accounting of the value of his Account.  Further, a Participant will be provided written notice of any amendment of the Plan that affects his rights herein, and of the termination of the Plan.

6.5           Non-Alienation

To the extent permitted by law, the right of any Participant or Beneficiary in any Account balance hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary, and any such Account balance shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the National Western Life Insurance Company Grandfathered Non-Qualified Deferred Compensation Plan as amended and restated effective as of the Freeze Date, NATIONAL WESTERN LIFE INSURANCE COMPANY, as the Employer, has caused its seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto authorized this 18th day of December, 2008.

ATTEST:	NATIONAL WESTERN LIFE
INSURANCE COMPANY

/S/Margaret M. Simpson	/S/James P. Payne
Asst. Secretary
Name: James P. Payne
Title: Senior VP-Secretary